EXHIBIT 99.3
Unaudited Pro Forma Combined Financial Information
     The following unaudited pro forma combined statements of operations of LCC International, Inc. (the “Company” or “LCC International”) for the year ended December 31, 2006 and the three months ended March 31, 2007, gives effect to the acquisition of substantially all of the assets of Wireless Facilities, Inc.’s (“WFI”) US wireless engineering services business (the “Business” or “WNS Engineering”) and assumption of specified liabilities of the Business, as if the transaction had occurred on January 1, 2006. The unaudited balance sheet at March 31, 2007 gives effect to the acquisition of the Business as if the transaction had occurred on that date.
     The accompanying unaudited pro forma combined financial information reflects the Company’s acquisition of the Business pursuant to an Asset Purchase Agreement, dated May 29, 2007, which acquisition was completed on June 1, 2007. In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company used the purchase method of accounting for a business combination to account for the acquisition as well as the related accounting and reporting regulations for goodwill and other intangibles. Under the purchase method of accounting, the total purchase price, including direct acquisition costs, is allocated to the net assets and liabilities acquired based upon estimates of the fair value of those assets and liabilities. Any excess purchase price is allocated to goodwill. The preliminary allocation of the purchase price was based upon estimates of the fair value of the acquired assets and liabilities in accordance with SFAS No. 141. The Company anticipates finalizing the allocation of purchase price during the second quarter of 2008.
     The following unaudited pro forma combined financial statements of the Company have been prepared by management in accordance with generally accepted accounting principles in the United States and the rules prescribed in Article 11 of Regulation S-X and do not reflect any operating efficiencies and cost savings that the Company believes are achievable. The accompanying pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the financial statements of the Business included elsewhere herein.
     The unaudited pro forma financial information is for informational purposes only and does not purport to represent what our actual results or financial condition would have been had the acquisition of the Business actually been consummated on the dates indicated and does not purport to project our results of operations for any future period or our financial condition as of any future date.

LCC International Inc.
Pro Forma Combined Balance Sheet
March 31, 2007
(Unaudited)
(dollars in thousands)

	LCC
	International,	WNS	Pro forma
	Inc.	Engineering	Adjustments	Note	Pro forma
ASSETS
Current assets
Cash and cash equivalents	$3,747	$—	$(3,747)	A	$—
Restricted cash	933	—	—		933
Receivables, net of allowance for doubtful accounts
Trade accounts receivable	35,542	7,157	(7,157)	B	35,542
Unbilled receivables	23,481	6,400	(5,115)	B	24,766
Due from related parties	40	—	—		40
Due from disposal of business	3,449	—	—		3,449
Deferred income taxes, net	65	—	—		65
Prepaid expenses and other current assets	3,438	374	—		3,812
Prepaid tax receivable and prepaid taxes	164	—	—		164
Assets held for sale	451	—	—		451

Total current assets	71,310	13,931	(16,019)		69,222
Property and equipment, net	4,200	1,776	—		5,976
Deferred income taxes, net	1,031	—	—		1,031
Goodwill	17,681	18,324	20,310	C	56,315
Other intangibles	211	—	—		211
Other assets	702	—	—		702

	$95,135	$34,031	$4,291		$133,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$6,556	$—	$—		$6,556
Notes payable	577	—	—		577
Accounts payable	15,717	1,278	(1,278)	B	15,717
Accrued expenses	17,113	459	(359)	B	17,213
Accrued employee compensation and benefits	6,603	3,701	(3,113)	B, D	7,191
Deferred revenue	367	534	—		901
Deferred tax liability	—	340	(340)	B	—
Income taxes payable	1,828	738	(738)	B	1,828
Accrued restructuring current	755	—	—		755
Other current liabilities	1,312	214	(212)	B	1,314
Liabilities held for sale	346	—	—		346

Total current liabilities	51,174	7,264	(6,040)		52,398
Accrued restructuring non-current	87	—	—		87
Line of credit, net of current	267	—	15,514	A	15,781
Note payable	—	—	21,584	A	21,584
Deferred tax liability, net of current	—	1,092	(1,092)	B	—
Other liabilities	625	—	—		625

Total liabilities	52,153	8,356	29,966		90,475

Shareholders’ equity:
Preferred stock:	—	—	—		—
Class A common stock, $0.01 par value:	260	—	—		260
Class B common stock, $0.01 par value:	—	—	—		—
Paid-in capital	113,349	25,675	(25,675)	E	113,349
Accumulated deficit	(74,782)	—	—		(74,782)

	38,827	25,675	(25,675)		38,827
Accum other comp income—foreign currency translation adjustment	5,037	—	—		5,037
Treasury stock (159 shares)	(882)	—	—		(882)

Total shareholders’ equity	42,982	25,675	(25,675)		42,982

	$95,135	$34,031	$4,291		$133,457

LCC International Inc.
Pro Forma Combined Statement of Operations
For the twelve-months ended December 31, 2006
(Unaudited)
(dollars in thousands, except per share amounts)

	LCC
	International,	WNS	Pro forma
	Inc.	Engineering	Adjustments	Note	Pro forma
REVENUES	$129,953	$66,640	$—		$196,593
COST OF REVENUES (exclusive of depreciation shown separately below)	97,194	53,491	—		150,685

GROSS PROFIT	32,759	13,149	—		45,908

OPERATING EXPENSE:
Sales and marketing	7,910	—	—		7,910
General and administrative	26,699	12,236	—		38,935
Restructuring charge	108	—	—		108
Depreciation and amortization	2,378	169	—		2,547

	37,095	12,405	—		49,500
OPERATING LOSS	(4,336)	744	—		(3,592)

OTHER INCOME (EXPENSE):
Interest income	134	—	—		134
Interest expense	(864)	—	(3,954)	F	(4,818)
Other	1,763	—	—		1,763

	1,033	—	(3,954)		(2,921)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,303)	744	(3,954)		(6,513)

PROVISION FOR INCOME TAXES	1,576	675	(1,384)	G	867

LOSS FROM CONTINUING OPERATIONS	(4,879)	69	(2,570)		(7,380)

Net Loss per share
Continuing operations
Basic and diluted	$(0.20)				$(0.30)

Weighted average shares outstanding
Basic and Diluted	24,893				24,893

LCC International Inc.
Pro Forma Combined Statement of Operations
For the three-months ended March 31, 2007
(Unaudited)
(dollars in thousands, except per share amounts)

	LCC
	International,	WNS	Pro forma
	Inc.	Engineering	Adjustments	Note	Pro forma
REVENUES	$24,640	$13,369	$—		$38,009
COST OF REVENUES (exclusive of depreciaton shown separately below)	20,939	10,564	—		31,503

GROSS PROFIT	3,701	2,805	—		6,506

OPERATING EXPENSE:
Sales and marketing	2,907	—	—		2,907
General and administrative	6,340	3,087	—		9,427
Depreciation and amortization	623	34	—		657

	9,870	3,121	—		12,991

OPERATING LOSS	(6,169)	(316)	—		(6,485)

OTHER INCOME (EXPENSE):
Interest income	55	—	—		55
Interest expense	(208)	—	(1,096)	F	(1,304)
Other	(265)	—	—		(265)

	(418)	—	(1,096)		(1,514)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(6,587)	(316)	(1,096)		(7,999)

PROVISION FOR INCOME TAXES	647	(9)	(384)	G	254

LOSS FROM CONTINUING OPERATIONS	(7,234)	(307)	(712)		(8,253)

Net Loss per share – continuing operations
Basic and diluted	$(0.28)				$(0.32)
Weighted average shares outstanding
Basic and Diluted	25,679				25,679

LCC International, Inc.
Unaudited Notes to Pro Forma Combined Financial Statements
For the three-months ended March 31, 2007 and the year ended December 31, 2006
(dollars in thousands)
1. BASIS OF PRESENTATION
The accompanying unaudited pro forma combined consolidated financial statements present the pro forma results of operations and financial position of LCC International and the Business on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of the Business by LCC International, Inc. (the “Company”). The acquisition was recorded using the purchase method of accounting.
The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2006 combines the historical results for the Company and the Business for the year ended December 31, 2006, as if the acquisition had occurred on January 1, 2006. The unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 2007 combines the historical results for the Company and the Business for the three months ended March 31, 2007, as if the acquisition had occurred on January 1, 2006. The unaudited pro forma combined consolidated balance sheet as of March 31, 2007 gives effect to the acquisition of the Business as of such date. In the preparation of these unaudited pro forma consolidated financial statements, the purchase price consideration has been allocated on a preliminary basis to the fair value of the assets acquired and liabilities assumed based on management’s best estimates and taking into account all relevant information available at the time these unaudited pro forma consolidated financial statements were prepared. The Company will continue to review information and perform further analysis with respect to the fair values of assets and liabilities acquired prior to finalizing the purchase price allocation.
There were no intercompany eliminations or material differences in accounting policies between the Company and the Business.
2. PURCHASE PRICE
The purchase price for the Business was approximately $40.8 million including transaction costs of $2.2 million (excluding $0.5 million of severance costs). The purchase was affected through borrowing $15.5 million from an existing line of credit with Bank of America, N.A. (the “Line of Credit”). The purchase price is as follows:

Cash paid	$17,000
Due to WFI	21,584
Transaction costs	2,261

$40,845

Based upon the purchase price of the acquisition, the preliminary purchase price allocation as of the acquisition date is as follows (in thousands):

Current assets and liabilities	$435
Property, plant and equipment	1,776
Goodwill	38,634

Net assets acquired	$40,845

3. PRO FORMA ADJUSTMENTS

Note A:	Reflects the purchase of the Business for $40.8 million consisting of a payment of $19.2 million in cash and a $21.6 million promissory note. The cash was funded primarily through borrowings on the Line of Credit.

Note B:	Reflects the excluded assets and retained liabilities of the Business according to the Asset Purchase Agreement.

Note C:	To reflect the goodwill resulting from the allocation of the purchase price for the Business to the fair value of the assets acquired and the liabilities assumed and the elimination of the Businesses’ historical goodwill as follows (in thousands):

Goodwill resulting from the Business Acquisition	$38,634
Elimination of the Businesses’ historical goodwill	(18,324)

Net pro forma goodwill adjustment	$20,310

Note D:	Reflects $0.5 million in restructuring charges related to the acquisition of the Business. These charges are not included in the pro forma income statements.

Note E:	To reflect the elimination of the Businesses’ intercompany ownership (in thousands).

Note F:	To reflect the increase in interest expense resulting from the issuance of debt to finance the cash portion of the purchase price and the Seller Note. The interest rate on the Line of Credit borrowings of $15.5 million is assumed to be 8.32%. The interest rate on the Seller Note of $21.6 million is assumed to be 9.32% escalating to 18.32%. A change of 1/8% in the interest rate on these debts would result in a change in 2006 interest expense and net income of $45,000 and $29,000 before and after taxes, respectively. A change of 1/8% in the interest rate would result in a change in net income for the three months ended March 31, 2007 of $11,000 and $7,000 before and after taxes, respectively.

Note G:	To reflect the income tax effect of increased interest and depreciation expense at the effective tax rate of 35%.